Capital City Bank Group, Inc.

Reports First Quarter 2020 Results

TALLAHASSEE, Fla. (April 23, 2020) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $4.3 million, or $0.25 per diluted share for the first quarter of 2020 compared to net income of $8.6 million, or $0.51 per diluted share for the fourth quarter of 2019, and $6.4 million, or $0.38 per diluted share for the first quarter of 2019.

Net income for the first quarter of 2020 included a $5.0 million provision for credit losses, which exceeded net loan charge-offs of $1.1 million.  The higher provision reflected a build in reserves due to deteriorating economic conditions related to COVID-19.

HIGHLIGHTS

•       Diversified revenue and strong balance sheet buffered impact of COVID-19 and Fed interest rate actions

•       Average loans (ex-held for sale) up 0.8% sequentially and 4.2% over 2019

•       Loan loss provision of $5.0 million reflected reserve build for COVID-19 impact

•       March 1st acquisition of a 51% membership interest in Brand Mortgage Group, LLC (now operated as Capital City Home Loans (“CCHL”)) – nominal net impact on earnings

“After posting a solid 2019, the country now finds itself in a highly uncertain economic environment, but Capital City enters this cycle in a strong financial position,” said William G. Smith, Jr., Chairman, President and CEO.  “A lot has transpired over the last three months.  Along with many other banks, our team has been busy accepting and processing SBA Paycheck Protection Program loan applications and is glad to be in a position to assist our small business clients in this time of need.  On March 1st we consummated our strategic alliance with Capital City Home Loans and I am excited to welcome our new partners in the mortgage banking business, which should triple our historical production levels.  During the first quarter we adopted the new loan loss reserve accounting methodology referred to as “CECL” and booked a provision of $5.0 million primarily to address potential credit issues that may arise as a result of the COVID-19 pandemic.  Compared to December 31, 2019, our reserve increased $7.2 million or 52%.  While the first quarter brought forth many challenges, I believe our underlying fundamentals remain intact.  On April 1st I am proud to share with you that we celebrated our 125th birthday.  During our history we have weathered the Great Depression, two world wars and the more recent financial crisis.  We will, once again, with a prudent and measured approach look to manage through this impending crisis by focusing on our associates, communities, clients and shareowners.  I continue to be optimistic about the long-term outlook for Capital City and appreciate your continued support.”

COVID-19 Response

Clients

•       Implemented business continuity plans to help ensure that clients have adequate access to banking services while at the same time working to protect clients through heightened safety procedures

•       SBA PPP loan approvals of $145 million in first phase of funding – will continue to actively assist clients under this program

•       Implemented loan extension program to support eligible clients and communities throughout this period of uncertainty

•       Announced temporary closure of banking office lobbies (operating drive-thru only) – focused on the enhanced digital banking experience

Associates

•       Heightened safety procedures, including social-distancing for essential associates and work-at-home arrangements for non-essential associates

•       Increased hourly wage for non-exempt associates for a period of time

•       Increased paid time off for affected associates for a period of time

•       Enhanced medical benefits in the short-term

Discussion of Operating Results

Summary Overview

Compared to the fourth quarter of 2019, the $5.8 million decrease in operating profit was attributable to a $5.2 million increase in the provision for credit losses, higher noninterest expense of $1.8 million, and lower net interest income of $0.5 million, partially offset by higher noninterest income of $1.7 million.

Compared to the first quarter of 2019, the $3.2 million decrease in operating profit reflected a $4.2 million increase in the provision for credit losses and higher noninterest expense of $2.8 million, partially offset by higher noninterest income of $2.9 million and net interest income of $0.9 million.

Our return on average assets (“ROA”) was 0.57% and our return on average equity (“ROE”) was 5.20% for the first quarter of 2020.  These metrics were 1.14% and 10.39% for the fourth quarter of 2019, respectively, and 0.87% and 8.49% for the first quarter of 2019, respectively.

Net Interest Income/Net Interest Margin

Tax-equivalent net interest income for the first quarter of 2020 was $25.9 million compared to $26.4 million for the fourth quarter of 2019 and $25.0 million for the first quarter of 2019.  The decrease in tax-equivalent net interest income compared to the prior quarter reflects lower rates earned on overnight funds, investment securities and variable rate loans, partially offset by a lower cost on our negotiated rate deposits.  The increase in tax-equivalent net interest income compared to the first quarter of 2019 was primarily due to loan growth and a reduction in the cost of our negotiated rate deposits, partially offset by lower rates on our earning assets.

The federal funds target rate ended the first quarter of 2020 in a range of 0.00%-0.25%, after two unscheduled FED cuts during the quarter totaling 150 basis points.  These rate decreases have resulted in lower repricing of our variable and adjustable rate earning assets.  We continue to prudently manage our deposit mix and overall cost of funds, which was 23 basis points for the first quarter of 2020 compared to 26 basis points for the fourth quarter of 2019.  Due to highly competitive fixed-rate loan pricing in our markets, we continue to review our loan pricing and make adjustments where we believe appropriate and prudent.

Our net interest margin for the first quarter of 2020 was 3.78%, a decrease of 11 basis points compared to the fourth quarter of 2019 and an increase of three basis points over the first quarter of 2019.  The decrease in margin compared to the fourth quarter of 2019 was attributable to lower rates on our variable and adjustable rate earning assets.  The increase in the margin compared to the first quarter of 2019 was due to a 19 basis point reduction in our cost of funds, partially offset by a 16 basis point reduction in yield on earning assets.

Provision for Credit Loss

The provision for credit losses for the first quarter of 2020 was $5.0 million which exceeded net loan charge-offs of $1.1 million.  The increase in the provision for the first quarter of 2020 reflected a build in reserves due to deteriorating economic conditions related to COVID-19.  We discuss this exposure further below.

Noninterest Income and Noninterest Expense

Noninterest income for the first quarter of 2020 totaled $15.5 million compared to $13.8 million for the fourth quarter of 2019 and $12.6 million for the first quarter of 2019.  The increase over both periods was primarily attributable to higher mortgage banking fees, which reflected the acquisition of a 51% membership interest in Brand Mortgage Group, LLC that became effective on March 1, 2020.  Higher deposit fees also contributed to the increase in both periods and bank card fees contributed to the increase over the first quarter of 2019.

Noninterest expense for the first quarter of 2020 totaled $31.0 million compared to $29.1 million for the fourth quarter of 2019 and $28.2 million for the first quarter of 2019.  The increase over the fourth quarter of 2019 was primarily attributable to higher compensation expense of $2.4 million and occupancy expense of $0.3 million, partially offset by lower other real estate (“ORE”) expense of $0.9 million.  The increase in compensation and occupancy expense was primarily due to the aforementioned integration of the Brand Mortgage acquisition.  The reduction in ORE expense reflected a $1.0 million gain on the sale of a banking office.  The same aforementioned factors were the primary drivers in the variance compared to the first quarter of 2019.

CCHL’s mortgage banking operations impacted our noninterest income and noninterest expense for the first quarter of 2020, and thus, the period over period comparison due to the late quarter closing.  Overall, CCHL operations for the month of March had a nominal impact on our net income for the first quarter of 2020.  Excluding CCHL, our noninterest income totaled $13.3 million and noninterest expense totaled $28.0 million for the first quarter of 2020.

Income Taxes

We realized income tax expense of $1.3 million (effective rate of 24%) for the first quarter of 2020 compared to $2.5 million (effective rate of 23%) for the fourth quarter of 2019 and $2.1 million (effective rate of 24%) for the first quarter of 2019.  Absent discrete items, we expect our annual effective tax rate to approximate 24%.

Discussion of Financial Condition

Earning Assets

Average earning assets were $2.752 billion for the first quarter of 2020, an increase of $57.2 million, or 2.1%, over the fourth quarter of 2019, and an increase of $47.1 million, or 1.7%, over the first quarter of 2019.  The increase in average earning assets from the fourth quarter of 2019 was primarily driven by higher deposit balances which funded growth in the loan and investment portfolios.  The change in the earning asset mix compared to the first quarter 2019 reflected higher loan balances that were funded with overnight funds and investment balances.

We maintained an average net overnight funds (deposits with banks plus FED funds sold less FED funds purchased) sold position of $234.4 million during the first quarter of 2020 compared to $228.1 million in the fourth quarter of 2019 and $265.7 million in the first quarter of 2019.  The increase in the average net overnight funds compared to the fourth quarter of 2019 was driven by higher deposit balances, primarily seasonally higher public fund balances.  The decrease in overnight funds compared to the first quarter of 2019 was driven by loan growth.

Average loans (excluding held for sale (“HFS”) loans) increased $13.7 million, or 0.8% compared to the fourth quarter of 2019 and $74.8 million, or 4.2% compared to the first quarter of 2019.  Average HFS loans increased $22.8 million and $27.5 million over the same respective periods primarily reflecting the integration of CCHL.  The increase (excluding HFS loans) reflected growth in all loan types except commercial, institutional, and HELOCs.  The increase compared to the first quarter of 2019 reflected growth in all loan types, except institutional and HELOCs.  Loan demand from the SBA Paycheck Protection Program has been extremely strong, resulting in 1,062 loan requests totaling $145 million that have been approved for funding in the first phase of the program.  The majority, if not all, of these loans are expected to be funded from our current on balance sheet liquidity.

Allowance for Credit Losses

At March 31, 2020, the allowance for credit losses of $21.1 million represented 1.13% of outstanding loans (excluding HFS loans) and provided coverage of 433% of nonperforming loans compared to $13.9 million, or 0.75% and 311% of loans at December 31, 2019.  The adoption of ASC 326 (“CECL”) on January 1, 2020 had an impact of $4.0 million ($3.3 million increase in the allowance for credit losses and $0.7 million increase in the allowance for unfunded loan commitments (liability account)).  The $3.9 million build in the allowance for credit losses for the first quarter of 2020 reflected a forecasted decline in economic conditions, primarily a higher rate of unemployment due to the impact of the COVID-19 pandemic.

Credit Quality/COVID-19 Exposure

Nonperforming assets (nonaccrual loans and OREO) totaled $6.3 million at March 31, 2020, a $0.9 million increase over December 31, 2019 and a $0.6 million decrease from March 31, 2019.  Nonaccrual loans totaled $4.9 million at March 31, 2020, a $0.4 million increase over December 31, 2019 and a $0.2 million decrease from March 31, 2019.   The balance of OREO totaled $1.5 million at March 31, 2020, an increase of $0.5 million over December 31, 2019 and a $0.4 million decrease from March 31, 2019.

We continue to analyze our loan portfolio for segments that might be directly affected by the stressed economic and business conditions caused by the pandemic.  Certain at-risk segments total 11% of our loan balances at March 31, 2020, including hotel (3%), restaurant (1%), retail and shopping centers (5%), stock secured (1%), and other (1%).  The other segment includes churches, non-profits, education, and recreational.  To assist our clients, we implemented a loan extension program in mid-March that allows for a 60 day extension for affected borrowers.  Through April 15th, we have extended 1,069 loans totaling $268 million (14% of loan portfolio).  Approximately 85% of these loans were for commercial borrowers and 15% for consumer borrowers.

Funding (Deposits/Debt)

Average total deposits were $2.553 billion for the first quarter of 2020, an increase of $27.7 million, or 1.1% over the fourth quarter of 2019, and a decrease of $12.0 million, or 0.5% over the first quarter of 2019.  The increase in average deposits compared to the fourth quarter of 2019 reflected increases in negotiated NOW public fund deposits and savings accounts.  The seasonal influx of negotiated public NOW accounts has most likely peaked for this cycle, and is expected to gradually decline through the fourth quarter of 2020.  The decrease in average deposits compared to the first quarter of 2019 was primarily due to declines in certificates of deposit, MMAs, and one large, non-public negotiated account, which were partially offset by increases in noninterest bearing accounts and savings accounts.

Deposit levels remain strong, and average core deposits grew over last quarter.  As a result of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and our participation in the Paycheck Participation Program (PPP) to support small businesses, the potential exists for our deposit levels to be volatile over the coming quarters due to the government’s distribution of economic impact payments and the funding of PPP loans.  It is anticipated that current liquidity levels will remain adequate due to our strong overnight funds sold position, in addition to cash flow generated from the investment portfolio. However, if necessary, short-term advances from the FHLB or FRB could be considered.  We monitor deposit rates on an ongoing basis and adjust if necessary, as a prudent pricing discipline remains the key to managing our mix of deposits.

Average borrowings increased $25.1 million compared to the fourth quarter of 2019 and increased $19.6 million compared to the first quarter of 2019.  The increase over both prior periods reflected short-term borrowings added as part of the Capital City Home Loans acquisition (warehouse lines used to support HFS loans).

Capital

Shareowners’ equity was $328.5 million at March 31, 2020 compared to $327.0 million at December 31, 2019 and $309.0 million at March 31, 2019.  During the first quarter of 2020, shareowners’ equity was positively impacted by net income of $4.3 million, a $2.6 million increase in the unrealized gain on investment securities, net adjustments totaling $0.5 million related to transactions under our stock compensation plans, and stock compensation accretion of $0.3 million.  Shareowners’ equity was reduced by a $3.1 million (net of tax) adjustment to retained earnings for the adoption of ASC 326 (“CECL”), common stock dividend of $2.4 million ($0.14 per share) and shares repurchases of $0.7 million (33,074 shares).

At March 31, 2020, our total risk-based capital ratio was 17.19% compared to 17.90% at December 31, 2019 and 17.09% at March 31, 2019.  Our common equity tier 1 capital ratio was 13.55%, 14.47%, and 13.62%, respectively, on these dates.  Our leverage ratio was 10.81%, 11.25%, and 10.53%, respectively, on these dates.  All of our regulatory capital ratios exceeded the threshold to be designated as “well-capitalized” under the Basel III capital standards.  Further, our tangible common equity ratio was 7.98% at March 31, 2020 compared to 8.06% and 7.56% at December 31, 2019 and March 31, 2019, respectively.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $3.1 billion in assets.  We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards and securities brokerage services.  Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 57 banking offices and 85 ATMs/ITMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ: the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations and financial condition, including the impact of our participation in government programs related to COVID-19; the accuracy of the our financial statement estimates and assumptions; legislative or regulatory changes; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect our computer systems or fraud related to debit card products; changes in consumer spending and savings habits; our growth and profitability; the strength of the U.S. economy and the local economies where we conduct operations; the effects of a non-diversified loan portfolio, including the risks of geographic and industry concentrations; natural disasters, widespread health emergencies, military conflict, terrorism or other geopolitical events; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

USE OF NON-GAAP FINANCIAL MEASURES

We present a tangible common equity ratio and a tangible book value per diluted share that removes the effect of goodwill resulting from merger and acquisition activity.  We believe these measures are useful to investors because it allows investors to more easily compare our capital adequacy to other companies in the industry.

The GAAP to non-GAAP reconciliations are provided below.

(Dollars in Thousands, except per share data)		Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Shareowners' Equity (GAAP)		$328,507	$327,016	$321,562	$314,595	$308,986
Less: Goodwill (GAAP)		89,275	84,811	84,811	84,811	84,811
Tangible Shareowners' Equity (non-GAAP)	A	239,232	242,205	236,751	229,784	224,175
Total Assets (GAAP)		3,086,523	3,088,953	2,934,513	3,017,654	3,052,051
Less: Goodwill (GAAP)		89,275	84,811	84,811	84,811	84,811
Tangible Assets (non-GAAP)	B	$2,997,248	$3,004,142	$2,849,702	$2,932,843	$2,967,240
Tangible Common Equity Ratio (non-GAAP)	A/B	7.98%	8.06%	8.31%	7.83%	7.56%
Actual Diluted Shares Outstanding (GAAP)	C	16,878,536	16,855,161	16,797,241	16,773,449	16,840,496
Tangible Book Value per Diluted Share (non-GAAP)	A/C	$14.17	$14.37	$14.09	$13.70	$13.31

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
EARNINGS
Net Income	$4,287	$8,565	$6,436
Diluted Net Income Per Share	$0.25	$0.51	$0.38
PERFORMANCE
Return on Average Assets	0.57%	1.14%	0.87%
Return on Average Equity	5.20%	10.39%	8.49%
Net Interest Margin	3.78%	3.89%	3.75%
Noninterest Income as % of Operating Revenue	37.52%	34.50%	33.51%
Efficiency Ratio	74.89%	72.48%	75.01%
CAPITAL ADEQUACY
Tier 1 Capital	16.12%	17.16%	16.34%
Total Capital	17.19%	17.90%	17.09%
Leverage	10.81%	11.25%	10.53%
Common Equity Tier 1	13.55%	14.47%	13.62%
Tangible Common Equity (1)	7.98%	8.06%	7.56%
Equity to Assets	10.64%	10.59%	10.12%
ASSET QUALITY
Allowance as % of Non-Performing Loans	432.61%	310.99%	279.77%
Allowance as a % of Loans	1.13%	0.75%	0.78%
Net Charge-Offs as % of Average Loans	0.23%	0.05%	0.20%
Nonperforming Assets as % of Loans and OREO	0.34%	0.29%	0.39%
Nonperforming Assets as % of Total Assets	0.21%	0.18%	0.23%
STOCK PERFORMANCE
High	$30.62	$30.95	$25.87
Low	15.61	25.75	21.04
Close	$20.12	$30.50	$21.78
Average Daily Trading Volume	40,536	41,247	18,407

(1) Tangible common equity ratio is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2020	2019
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$72,676	$60,087	$61,151	$53,731	$49,501
Funds Sold and Interest Bearing Deposits	196,936	318,336	177,389	234,097	304,213
Total Cash and Cash Equivalents	269,612	378,423	238,540	287,828	353,714

Investment Securities Available for Sale	382,514	403,601	376,981	410,851	429,016
Investment Securities Held to Maturity	251,792	239,539	240,303	229,516	226,179
Total Investment Securities	634,306	643,140	617,284	640,367	655,195

Loans Held for Sale	80,535	9,509	13,075	9,885	4,557

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	249,020	255,365	259,870	265,001	238,942
Real Estate - Construction	122,595	115,018	111,358	101,372	87,123
Real Estate - Commercial	656,084	625,556	610,726	614,618	615,129
Real Estate - Residential	354,150	353,642	354,545	349,843	338,574
Real Estate - Home Equity	196,443	197,360	197,326	201,579	209,194
Consumer	275,981	279,565	277,970	288,196	296,351
Other Loans	6,580	7,808	14,248	13,131	10,430
Overdrafts	1,534	1,615	1,710	1,442	1,362
Total Loans, Net of Unearned Interest	1,862,387	1,835,929	1,827,753	1,835,182	1,797,105
Allowance for Loan Losses	(21,083)	(13,905)	(14,319)	(14,593)	(14,120)
Loans, Net	1,841,304	1,822,024	1,813,434	1,820,589	1,782,985

Premises and Equipment, Net	87,684	84,543	85,810	86,005	86,846
Goodwill	89,275	84,811	84,811	84,811	84,811
Other Real Estate Owned	1,463	953	526	1,010	1,902
Other Assets	82,344	65,550	81,033	87,159	82,041
Total Other Assets	260,766	235,857	252,180	258,985	255,600
Total Assets	$3,086,523	$3,088,953	$2,934,513	$3,017,654	$3,052,051

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$1,066,607	$1,044,699	$1,022,774	$1,024,898	$995,853
NOW Accounts	779,467	902,499	728,395	810,568	887,453
Money Market Accounts	210,124	217,839	239,410	240,181	244,628
Regular Savings Accounts	384,480	374,396	372,601	371,773	372,414
Certificates of Deposit	104,907	106,021	109,827	113,684	116,946
Total Deposits	2,545,585	2,645,454	2,473,007	2,561,104	2,617,294

Short-Term Borrowings	76,516	6,404	10,622	9,753	8,983
Subordinated Notes Payable	52,887	52,887	52,887	52,887	52,887
Other Long-Term Borrowings	5,896	6,514	6,963	7,313	7,661
Other Liabilities	70,044	50,678	69,472	72,002	56,240
Total Liabilities	2,750,928	2,761,937	2,612,951	2,703,059	2,743,065

Temporary Equity	7,088	-	-	-	-

SHAREOWNERS' EQUITY
Common Stock	168	168	167	167	168
Additional Paid-In Capital	32,100	32,092	31,075	30,751	31,929
Retained Earnings	321,772	322,937	316,551	310,247	304,763
Accumulated Other Comprehensive Loss, Net of Tax	(25,533)	(28,181)	(26,231)	(26,570)	(27,874)
Total Shareowners' Equity	328,507	327,016	321,562	314,595	308,986
Total Liabilities, Temporary Equity and Shareowners' Equity	$3,086,523	$3,088,953	$2,934,513	$3,017,654	$3,052,051

OTHER BALANCE SHEET DATA
Earning Assets	$2,774,165	$2,806,913	$2,635,501	$2,719,530	$2,761,070
Interest Bearing Liabilities	1,614,277	1,666,560	1,520,705	1,606,159	1,690,972
Book Value Per Diluted Share	$19.46	$19.40	$19.14	$18.76	$18.35
Tangible Book Value Per Diluted Share(1)	14.17	14.37	14.09	13.70	13.31
Actual Basic Shares Outstanding	16,845	16,772	16,749	16,746	16,812
Actual Diluted Shares Outstanding	16,879	16,855	16,797	16,773	16,840
(1) Tangible book value per diluted share is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 4.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	2020	2019
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$23,593	$23,842	$23,992	$23,765	$22,616
Investment Securities	3,015	3,221	3,307	3,393	3,513
Funds Sold	757	945	1,142	1,507	1,593
Total Interest Income	27,365	28,008	28,441	28,665	27,722

INTEREST EXPENSE
Deposits	939	1,157	1,596	1,988	2,099
Short-Term Borrowings	132	16	27	31	35
Subordinated Notes Payable	471	525	558	596	608
Other Long-Term Borrowings	50	56	63	66	72
Total Interest Expense	1,592	1,754	2,244	2,681	2,814
Net Interest Income	25,773	26,254	26,197	25,984	24,908
Provision for Credit Losses	4,990	(162)	776	646	767
Net Interest Income after Provision for Loan Losses	20,783	26,416	25,421	25,338	24,141

NONINTEREST INCOME
Deposit Fees	5,015	4,980	4,961	4,756	4,775
Bank Card Fees	3,051	3,131	2,972	3,036	2,855
Wealth Management Fees	2,604	2,761	2,992	2,404	2,323
Mortgage Banking Fees	3,030	1,542	1,587	1,199	993
Other	1,778	1,414	1,391	1,375	1,606
Total Noninterest Income	15,478	13,828	13,903	12,770	12,552

NONINTEREST EXPENSE
Compensation	19,736	17,363	16,203	16,437	16,349
Occupancy, Net	4,979	4,680	4,710	4,537	4,509
Other Real Estate, Net	(798)	102	6	75	363
Other	7,052	6,997	6,954	7,347	6,977
Total Noninterest Expense	30,969	29,142	27,873	28,396	28,198

OPERATING PROFIT	5,292	11,102	11,451	9,712	8,495
Income Tax Expense	1,282	2,537	2,970	2,387	2,059
Net Income	4,010	8,565	8,481	7,325	6,436
Net Loss Attributable to Noncontrolling Interest	277	-	-	-	-
Net Income Attributable to Common Shareowners	$4,287	$8,565	$8,481	$7,325	$6,436

PER COMMON SHARE
Basic Net Income	$0.25	$0.51	$0.51	$0.44	$0.38
Diluted Net Income	0.25	0.51	0.50	0.44	0.38
Cash Dividend	$0.14	$0.13	$0.13	$0.11	$0.11
AVERAGE SHARES
Basic	16,815	16,750	16,747	16,791	16,791
Diluted	16,849	16,834	16,795	16,818	16,819

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR CREDIT LOSSES
AND RISK ELEMENT ASSETS
Unaudited

	2020	2019
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR CREDIT LOSSES
Balance at Beginning of Period	$13,905	$14,319	$14,593	$14,120	$14,210
Impact of Adopting ASC 326 (CECL)	3,269	-	-	-	-
Provision for Credit Losses	4,990	(162)	776	646	767
Net Charge-Offs	1,081	252	1,050	173	857
Balance at End of Period(2)	$21,083	$13,905	$14,319	$14,593	$14,120
As a % of Loans	1.13%	0.75%	0.78%	0.79%	0.78%
As a % of Nonperforming Loans	432.61%	310.99%	290.55%	259.55%	279.77%

CHARGE-OFFS
Commercial, Financial and Agricultural	$362	$149	$289	$235	$95
Real Estate - Construction	-	58	223	-	-
Real Estate - Commercial	11	33	26	-	155
Real Estate - Residential	110	27	44	65	264
Real Estate - Home Equity	31	-	333	45	52
Consumer	864	819	744	520	795
Overdrafts(3)	702	-	-	-	-
Total Charge-Offs	$2,080	$1,086	$1,659	$865	$1,361

RECOVERIES
Commercial, Financial and Agricultural	$40	$127	$86	$58	$74
Real Estate - Construction	-	-	-	-	-
Real Estate - Commercial	191	266	142	100	70
Real Estate - Residential	40	116	46	223	44
Real Estate - Home Equity	33	25	58	60	32
Consumer	268	300	277	251	284
Overdrafts(3)	427	-	-	-	-
Total Recoveries	$999	$834	$609	$692	$504

NET CHARGE-OFFS	$1,081	$252	$1,050	$173	$857

Net Charge-Offs as a % of Average Loans(1)	0.23%	0.05%	0.23%	0.04%	0.20%

RISK ELEMENT ASSETS
Nonaccruing Loans	$4,874	$4,472	$4,928	$5,622	$5,047
Other Real Estate Owned	1,463	953	526	1,010	1,902
Total Nonperforming Assets	$6,337	$5,425	$5,454	$6,632	$6,949

Past Due Loans 30-89 Days	$5,077	$4,871	$5,120	$5,443	$4,682
Past Due Loans 90 Days or More	-	-	-	-	-
Classified Loans	16,548	20,847	21,323	26,406	22,219
Performing Troubled Debt Restructuring's	$15,934	$16,888	$18,284	$18,737	$20,791

Nonperforming Loans as a % of Loans	0.26%	0.24%	0.27%	0.30%	0.28%
Nonperforming Assets as a % of Loans and Other Real Estate	0.34%	0.29%	0.30%	0.36%	0.39%
Nonperforming Assets as a % of Total Assets	0.21%	0.18%	0.19%	0.22%	0.23%

(1) Annualized
(2) Does not include $1 million for unfunded commitments recorded in other liabilities
(3) Prior to the first quarter 2020, overdraft losses were reflected in noninterest income (deposit fees)

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2020			Fourth Quarter 2019			Third Quarter 2019			Second Quarter 2019			First Quarter 2019
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,882,703	$23,692	5.06%	$1,846,190	$23,958	5.15%	$1,837,548	$24,113	5.21%	$1,823,311	23,873	5.25%	$1,780,406	$22,718	5.18%

Investment Securities
Taxable Investment Securities	629,512	2,995	1.91	610,046	3,186	2.08	607,363	3,249	2.13	614,775	3,301	2.15	618,127	3,387	2.20
Tax-Exempt Investment Securities	5,293	25	1.86	10,327	43	1.67	18,041	73	1.63	29,342	116	1.58	40,575	158	1.56

Total Investment Securities	634,805	3,020	1.91	620,373	3,229	2.08	625,404	3,322	2.12	644,117	3,417	2.12	658,702	3,545	2.16

Funds Sold	234,372	757	1.30	228,137	945	1.64	207,129	1,142	2.19	251,789	1,507	2.40	265,694	1,593	2.43

Total Earning Assets	2,751,880	$27,469	4.01%	2,694,700	$28,132	4.14%	2,670,081	$28,577	4.25%	2,719,217	$28,797	4.25%	2,704,802	$27,856	4.17%

Cash and Due From Banks	56,958			53,174			50,981			51,832			53,848
Allowance for Loan Losses	(14,389)			(14,759)			(14,863)			(14,513)			(14,347)
Other Assets	244,339			249,089			253,111			254,126			252,208

Total Assets	$3,038,788			$2,982,204			$2,959,310			$3,010,662			$2,996,511

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$808,811	$725	0.36%	$755,625	$889	0.47%	$749,678	$1,235	0.65%	$832,982	$1,623	0.78%	$884,277	$1,755	0.80%
Money Market Accounts	212,211	117	0.22	227,479	170	0.30	238,565	264	0.44	237,921	265	0.45	239,516	247	0.42
Savings Accounts	379,237	46	0.05	372,518	46	0.05	372,593	46	0.05	371,716	46	0.05	364,783	44	0.05
Time Deposits	105,542	51	0.19	108,407	52	0.19	111,447	51	0.18	115,442	54	0.19	118,839	53	0.18
Total Interest Bearing Deposits	1,505,801	939	0.25%	1,464,029	1,157	0.31%	1,472,283	1,596	0.43%	1,558,061	1,988	0.51%	1,607,415	2,099	0.53%

Short-Term Borrowings	32,915	132	1.61%	7,448	16	0.87%	8,697	27	1.24%	9,625	31	1.30%	11,378	35	1.26%
Subordinated Notes Payable	52,887	471	3.52	52,887	525	3.88	52,887	558	4.13	52,887	596	4.46	52,887	608	4.60
Other Long-Term Borrowings	6,312	50	3.21	6,723	56	3.33	7,158	63	3.47	7,509	66	3.53	8,199	72	3.55

Total Interest Bearing Liabilities	1,597,915	$1,592	0.40%	1,531,087	$1,754	0.45%	1,541,025	$2,244	0.58%	1,628,082	$2,681	0.66%	1,679,879	$2,814	0.68%

Noninterest Bearing Deposits	1,046,889			1,060,922			1,023,472			1,007,370			957,300
Other Liabilities	59,587			63,291			74,540			61,611			52,070

Total Liabilities	2,704,391			2,655,300			2,639,037			2,697,063			2,689,249
Temporary Equity	2,506			-			-			-			-

SHAREOWNERS' EQUITY:	331,891			326,904			320,273			313,599			307,262

Total Liabilities, Temporary Equity and Shareowners' Equity	$3,038,788			$2,982,204			$2,959,310			$3,010,662			$2,996,511

Interest Rate Spread		$25,877	3.61%		$26,378	3.69%		$26,333	3.67%		$26,116	3.59%		$25,042	3.49%

Interest Income and Rate Earned(1)		27,469	4.01		28,132	4.14		28,577	4.25		28,797	4.25		27,856	4.17
Interest Expense and Rate Paid(2)		1,592	0.23		1,754	0.26		2,244	0.33		2,681	0.40		2,814	0.42

Net Interest Margin		$25,877	3.78%		$26,378	3.89%		$26,333	3.92%		$26,116	3.85%		$25,042	3.75%

(1) Interest and average rates are calculated on a tax-equivalent basis using a 21% Federal tax rate.
(2) Rate calculated based on average earning assets.